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                                                                     EXHIBIT 4.3

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                 CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

                                    Between

                             PHOENIX NETWORK, INC.

                                      and

                           JNC OPPORTUNITY FUND LTD.


                         ------------------------------



                                 July 17, 1997


                         ------------------------------





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                 CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, dated as of
July 17, 1997 (this "Agreement"), between Phoenix Network, Inc., a Delaware corporation (the "Company"), and JNC Opportunity Fund Ltd., a corporation organized and existing under the laws of the Cayman Islands (the "Purchaser").

                 WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser and the Purchaser desires to acquire shares of the Company's Series I Convertible Preferred Stock, par value $.001 per share (the "Preferred Stock"), and certain of the Company's common stock purchase warrants.

                 IN CONSIDERATION of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:


                                   ARTICLE I

                              CERTAIN DEFINITIONS

                 Section 1.1. Certain Definitions. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated in this Section 1.1:

                 "Affiliate" means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                 "Agreement" shall have the meaning set forth in the recitals hereto.

                 "Business Day" means any day except Saturday, Sunday and any day which shall be a Federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government actions to close.

                 "Certificate of Designation" shall have the meaning set forth in Section 2.1(a).

                 "Closing Dates" shall mean, collectively, the Initial Closing Date and the Subsequent Closing Date.
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                 "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

                 "Commission" means the Securities and Exchange Commission.

                 "Common Stock" means the Company's common stock, par value $.001 per share.

                 "Company" shall have the meaning set forth in the recitals hereto.

                 "Conversion Ratio" shall have the meaning set forth in the Certificate of Designation.

                 "Encore" shall have the meaning set forth in Section
2.1(c)(i).

                 "Escrow Agent" means Robinson Silverman Pearce Aronsohn & Berman LLP.

                 "Escrow Agreement" means the escrow agreement, dated as of the date hereof, by and among the Company, the Purchaser and the Escrow Agent, in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified in accordance with its terms.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Foothill Facility" means the Amended and Restated Loan and Security Agreement, dated as of September 26, 1995, between the Company, Phoenix Network Acquisition Corp. and AmeriConnect, Inc. (as Borrowers) and Foothill Capital Corporation, as amended, supplemented or otherwise modified in accordance with its terms.

                 "Initial Closing" shall have the meaning set forth in Section 2.1(b).

                 "Initial Closing Date" shall have the meaning set forth in
Section 2.1(b).

                 "Initial Warrant" means the Common Stock purchase warrant to be issued to the Purchaser at the Initial Closing, in the form of Exhibit E, entitling the Purchaser to purchase up to 45,000 shares of Common Stock (subject to adjustment as therein provided) in accordance with the terms thereof.

                 "Lien" means, with respect to any asset, any mortgage, lien, pledge, right of first refusal, charge, security interest or encumbrance of any kind in or on such asset or the revenues or income thereon or therefrom.

                 "Material Adverse Effect" shall have the meaning set forth in
Section 3.1(a).





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                 "Original Issue Date" shall mean the Initial Closing Date, regardless of the number of transfers of any particular Share and regardless of the number of certificates which may be issued to evidence any particular Share.

                 "Per Share Market Value" shall have the meaning set forth in the Certificate of Designation.

                 "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

                 "Preferred Stock" shall have the meaning set forth in the recitals hereto.

                 "Purchaser" shall have the meaning set forth in the recitals hereto.

                 "Registration Rights Agreement" means the registration rights agreement, dated as of the date hereof, between the Company and the Purchaser, in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified in accordance with its terms.

                 "Required Approvals" shall have the meaning set forth in
Section 3.1(f).

                 "SEC Documents" shall have the meaning set forth in Section 3.1(l).

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Shares" means the shares of Preferred Stock to be purchased by the Purchaser pursuant to this Agreement.

                 "Subsequent Financing" shall have the meaning set forth in
Section 4.9.

                 "Subsequent Financing Notice" shall have the meaning set forth in Section 4.9.

                 "Subsequent Warrant" means the Common Stock purchase warrant to be issued to the Purchaser at the Subsequent Closing, if any, in the form of Exhibit E, entitling the Purchaser to purchase up to 30,000 shares of Common Stock (subject to adjustment as therein provided) in accordance with the terms thereof.

                 "Subsidiaries" shall have the meaning set forth in Section 3.1(a).

                 "Trading Day" shall have the meaning set forth in the Certificate of Designation.

                 "Transaction Documents" shall have the meaning set forth in
Section 3.1(b).





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                 "Underlying Shares" means the shares of Common Stock issuable upon conversion of Shares and as payment of dividends thereon in accordance with the terms hereof and the Certificate of Designation, and upon exercise of the Warrants in accordance with the terms thereof.

                 "Underlying Shares Registration Statement" shall have the meaning set forth in Section 3.1(f).

                 "Warrants" mean, collectively, the Initial Warrant and the Subsequent Warrant.


                                   ARTICLE II

                               PURCHASE OF SHARES

                 Section 2.1.  Purchase of Shares; Closings.

                 (a) Subject to the terms and conditions set forth in this Agreement, at the closings described below, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company the Shares, which shall have the respective rights, preferences and privileges set forth in Exhibit A (the "Certificate of Designation"), at a price per Share of $20.

                 (b)(i) The closing of the purchase and sale of 75,000 Shares and the Initial Warrant (the "Initial Closing") shall take place at the offices of the Escrow Agent, 1290 Avenue of the Americas, New York, New York 10104, immediately following the execution hereof, or at such other time and/or place as the Purchaser and the Company may agree. The date of the Initial Closing is referred to herein as the "Initial Closing Date".

                          (ii)     At the Initial Closing, the Escrow Agent, in
accordance with and subject to the terms and conditions of the Escrow Agreement, shall, pursuant to instructions of the Company and the Purchaser, deliver (A) to the Purchaser, (1) one or more stock certificates representing 75,000 Shares and the Initial Warrant to be purchased hereunder, each registered in the name of the Purchaser, and (2) the legal opinion addressed to it and dated the Initial Closing Date, of Slivka Robinson Waters & O'Dorisio, P.C., counsel for the Company, substantially in the form of Exhibit C; (B) to the Company, $1,500,000, less the amounts to be deducted in accordance with the Escrow Agreement, in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company prior to the Initial Closing; and (iii) to the party entitled thereto, all documents, instruments and writings required to have been delivered at or prior to the Initial Closing by either the Company or the Purchaser pursuant to this Agreement.





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                 (c)(i)  The Purchaser and the Company agree that if a managed account of Encore does not purchase 50,000 Shares from the Company on the fourth Business Day after the Initial Closing Date, the Company will issue and the Purchaser will purchase 50,000 Shares and the Subsequent Warrant at a closing (the "Subsequent Closing") to occur on such fourth Business Day at the offices of the Escrow Agent, 1290 Avenue of the Americas, New York, New York 10104, or at such other time and/or place as the Purchaser and the Company may agree. The date of the Subsequent Closing is referred to herein as the "Subsequent Closing Date". If such managed account timely purchases such Shares, neither the Company nor the Purchaser shall have any obligation to the other in respect of a Subsequent Closing.

                          (ii)     At the Subsequent Closing (if any under the
terms hereof), the Escrow Agent, in accordance with and subject to the terms and conditions of the Escrow Agreement, shall, pursuant to instructions of the Company and the Purchaser, deliver (A) to the Purchaser, (1) one or more stock certificates representing 50,000 Shares and the Subsequent Warrant to be purchased hereunder, each registered in the name of the Purchaser, and (2) the legal opinion addressed to it and dated the Subsequent Closing Date, of Slivka Robinson Waters & O'Dorisio, P.C., counsel for the Company, substantially in the form of Exhibit C; (B) to the Company, $1,000,000, less the amounts to be deducted in accordance with the Escrow Agreement, in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company prior to the Subsequent Closing; and (C) to the party entitled thereto, all documents, instruments and writings required to have been delivered at or prior to the Subsequent Closing by either the Company or the Purchaser pursuant to this Agreement.



                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 Section 3.1. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as of the date hereof and as of each of the Closing Dates as follows:

                 (a) Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries other than as set forth in the SEC Documents or in Schedule 3.1(a) (collectively, the "Subsidiaries"). Each of the Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. Each of the Company and the Subsidiaries is duly





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qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of this Agreement, the Registration Rights Agreement, the Escrow Agreement, the Warrants or the Certificate of Designation (collectively, the "Transaction Documents"), (y) have a material adverse effect on the results of operations, assets, prospects, or financial condition of the Company and the Subsidiaries, taken as a whole or (z) adversely impair the Company's ability to perform fully on a timely basis its obligations under the Transaction Documents (a "Material Adverse Effect").

                 (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and to otherwise carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company, including, without limitation, approval thereof by the Company's Board of Directors. Each of the Transaction Documents has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate of incorporation, bylaws or other charter documents.

                 (c) Capitalization. The authorized, issued and outstanding capital stock of the Company and each of the Subsidiaries is set forth in Schedule 3.1(c). No shares of Common Stock are entitled to preemptive or similar rights. Except as specifically disclosed in Schedule 3.1(c), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or, except as a result of the purchase and sale of the Shares and the Warrants hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. To the knowledge of the Company, except as specifically disclosed in the SEC Documents or Schedule 3.1(c), no Person beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) or has the right to acquire by agreement with or by obligation binding upon the Company beneficial ownership of in excess of 5% of the Common Stock.

                 (d) Issuance of Shares, Warrants and Underlying Shares. The Shares and the Warrants have been duly authorized and, when paid for in accordance with the terms





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hereof, shall be validly issued, fully paid and nonassessable, free and clear of any Liens. The Company has and at all times while any Shares or the Warrants are outstanding will maintain a reserve of shares of Common Stock to enable it to perform its conversion, exercise and other obligations under this Agreement, the Certificate of Designation and the Warrants, which reserve shall be no less than the sum of (i) twice the number of Underlying Shares as are issuable upon conversion of all of the then outstanding and previously unconverted Shares into Common Stock pursuant to the terms hereof and the Certificate of Designation, assuming such conversion occurred on the Original Issue Date, (ii) such number of Underlying Shares as are issuable as payment of dividends on account of the Shares and (iii) such number of Underlying Shares as are issuable upon the exercise in full of the Warrants. When issued in accordance with the terms hereof, the Certificate of Designation and the Warrants, the Underlying Shares will have been duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Liens.

                 (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its certificate of incorporation or bylaws (each as amended through the date hereof) or (ii) subject to obtaining the consents specified in Section 3.1(f), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, loans or credit agreement or other instrument or agreement to which the Company is a party, or
(iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including Federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not, individually or in the aggregate, have or result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except in such case where the conduct of such business in violation of any law, ordinance or regulation of any governmental authority, could not, individually or in the aggregate, have or result in a Material Adverse Effect.

                 (f) Consents and Approvals. Except as specifically set forth in Schedule 3.1(f), neither the Company nor any Subsidiary is required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other Federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, except for (i) the filing of the Certificate of Designation with respect to the Shares with the Secretary of State of Delaware, which filing shall be effected on or prior to the Initial Closing Date, (ii) the filing of the registration statement covering the Underlying Shares (the "Underlying Shares Registration Statement") with the Commission and the making of the applicable blue-sky filings under state securities laws, each as contemplated by the Registration Rights Agreement,





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and (iii) other than, in all other cases, where the failure to obtain such consent, waiver, authorization or order, or to give or make such notice or filing, could not, individually or in the aggregate, have or would result in a Material Adverse Effect (together with the consents, waivers, authorizations, orders, notices and filings referred to in Schedule 3.1(f), the "Required Approvals").

                 (g) Litigation; Proceedings. There is no action, suit, notice of violation, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (Federal, state, county, local or foreign) which relates to or challenges the legality, validity or enforceability of the Transaction Documents, Shares, Warrants or Underlying Shares or which could, individually or in the aggregate, have or result in a Material Adverse Effect.

                 (h) No Default or Violation. Neither the Company nor any Subsidiary (i) is in default under or in violation of (other than such violations of the Foothill Facility as have been waived in writing, true and complete copies of which have been delivered to the Purchaser) any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is in violation of any statute, rule or regulation of any governmental authority, except as could not, in any case of (i) above, individually or in the aggregate, have or result in a Material Adverse Effect.

                 (i) Certain Fees. Except for fees payable by the Company to Wharton Capital Partners, Ltd. ("Wharton") and Keith A. Rhodes, no fees or commissions are or will be payable by the Company to any broker, finder, investment banker or bank with respect to the consummation of the transactions contemplated hereby. The Purchaser shall have no obligation with respect to such fees or with respect to any claims made by other Persons for fees of a type contemplated in this Section due in connection with this transaction. The Company shall indemnify and hold harmless the Purchaser, its employees, officers, directors, agents, and partners, and their respective Affiliates (as such term is defined under Rule 405 promulgated under the Securities Act), from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees.

                 (j) Private Offering. Neither the Company nor any Person acting on its behalf has taken or will take any action (including, without limitation, any offering of securities of the Company under circumstances which would require the integration of such offering with the offering of the Shares, the Warrants or the Underlying Shares under the Securities Act) which might subject the offering, issuance or sale of the Shares, the Warrants or the Underlying Shares to the registration requirements of Section 5 of the Securities Act.

                 (k) SEC Documents. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to
Section 13(a) or 15(d) thereof, for the





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three years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Documents") on a timely basis, or has received a valid extension of such time of filing (in which case it has made all such filings in the time required by such extension). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the published rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise specifically indicated in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. The Company last filed audited financial statements with the Commission on June 18, 1997, and the Company has not received any comments from the Commission in respect of such audited financial statements. Since the date of the financial statements included in the last filed Annual Report on Form 10-K, there has been no event, occurrence or development that has had could have or would result in a Material Adverse Effect which has not been specifically disclosed to the Purchaser.

                 (l) Seniority. No class of equity securities of the Company is senior to the Shares in right of payment, whether upon liquidation, dissolution or otherwise.

                 (m) Form S-3 Eligibility. The Company is, and at each of the Closing Dates will be, eligible to register securities for resale with the Commission under Form S-3 promulgated under the Securities Act.

                 (n) Investment Company. The Company is not and is not an Affiliate of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 (o) Exclusivity. The Company shall not issue and sell the Preferred Stock to any Person other than the Purchaser other than with the specific prior written consent of the Purchaser.

                 (p) Listing and Maintenance Requirements Compliance. The Company has not in the two years prior to the date hereof received written notice from any stock exchange or market on which the Common Stock is or has been listed (or on which it is or has been quoted) to the effect that the Company is not in compliance with the listing or maintenance requirements of such exchange or market.

                 Section 3.2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of each of the Closing Dates as follows:

                 (a) Organization; Authority. The Purchaser is a corporation duly and validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby and by the Registration Rights Agreement and the Escrow Agreement and otherwise to carry out its obligations hereunder and thereunder. The purchase of the Shares and the Warrants by the Purchaser hereunder has been duly authorized by all necessary action on the part of the Purchaser. Each of this Agreement, the Registration Rights Agreement and the Escrow Agreement has been duly executed and delivered by or on behalf of the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

                 (b) Investment Intent. The Purchaser is acquiring the Shares, the Warrants and the Underlying Shares for its own account (and/or on behalf of managed accounts who are purchasing solely for their own accounts for investment) for investment purposes only and not with a view to or for distributing or reselling such Shares, Warrants or Underlying Shares or any part thereof or interest therein, without prejudice, however, to the Purchaser's right, subject to the provisions of the Transaction Documents, at all times to sell or otherwise dispose of all or any part of such Shares, Warrants or Underlying Shares under an effective registration statement under the Securities Act and in compliance with applicable State securities laws or under an exemption or exclusion from such registration.

                 (c) Purchaser Status. At the time the Purchaser (and any account for which it is purchasing) was offered the Shares and the Warrants, it (and any managed account for which it is purchasing) was, and at the date hereof, it (and any managed account for which it is purchasing) is, and at each of the Closing Dates, it (and any managed account for which it is purchasing) will be, an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                 (d) Experience of Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares and the Warrants, and has so evaluated the merits and risks of such investment.

                 (e) Ability of Purchaser to Bear Risk of Investment. The Purchaser is able to bear the economic risk of an investment in the Shares and the Warrants and, at the present time, is able to afford a complete loss of such investment.

                 (f) Prohibited Transactions. Neither Shares nor the Warrants are being acquired, directly or indirectly, with the assets of any "employee benefit plan", within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                 (g) Access to Information. The Purchaser acknowledges that it or its representatives has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the Warrants and the merits and risks of an investment therein; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties and management sufficient to enable it to evaluate such investment; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Shares and the Warrants. The Purchaser has made detailed inquiry concerning the Company, its business and its personnel. The Company has made available to Purchaser any and all written information that it has requested and has answered to Purchaser's satisfaction all inquiries made by Purchaser.

                 (h) Reliance. The Purchaser understands and acknowledges that (i) the Shares and the Warrants are being offered and sold, and the Underlying Shares are being offered, to it without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company will rely upon the accuracy and truthfulness of, the foregoing representations and the Purchaser hereby consents to such reliance.

                 The Company acknowledges and agrees that the Purchaser makes no representation or warranty with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.


                                   ARTICLE IV

                        OTHER AGREEMENTS OF THE PARTIES

                 Section 4.1. Transfer Restrictions. (a) If the Purchaser should decide to dispose of any of the Shares or any portion of the Warrants (and upon conversion or exercise (as the case may be) thereof, any Underlying Shares), the Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from the registration requirements thereof. In connection with any transfer of any of the Shares, any portion of the Warrants or the Underlying Shares other than pursuant to an effective registration statement or to the Company, the Company may require the transferor thereof to provide to the Company an opinion of counsel experienced in the area of United States securities laws selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such Shares, Warrants or Underlying Shares under the Securities Act.

                          (b)     The Purchaser agrees to the imprinting, so
long as is required by this Section 4.1(b), of the following legend on certificates representing the Shares, Warrants or Underlying Shares:

                 [NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] [THE SECURITIES REPRESENTED HEREBY] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

         [For Shares only] THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CONVERSION SET FORTH IN A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF JULY 17, 1997 BETWEEN PHOENIX NETWORK, INC. (THE "COMPANY") AND THE ORIGINAL HOLDER HEREOF. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

                 The Underlying Shares issuable upon conversion of Shares or exercise of Warrants (as the case may be) shall not contain the legend set forth above if such conversion or exercise occurs at any time while the Underlying Shares Registration Statement is effective under the Securities Act or in the event there is not an effective Underlying Shares Registration Statement at such time, if in the opinion of counsel to the Company experienced in the area of United States securities laws determines that such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The certificates representing the Shares, the Warrants and the Underlying Shares shall also bear any other legends required by applicable Federal or state securities laws, which legends shall be removed when not required in accordance with this Section 4.1(b). The Company agrees that it will provide the

Purchaser, upon request, with a certificate or certificates representing Underlying Shares, free from such legend at such time as such legend is no longer required in accordance with this Section 4.1(b). The Purchaser agrees that it will not offer or sell any Underlying Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable State securities laws and in connection with any transfer of Underlying Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with the prospectus delivery requirements of the Securities Act.

                 Section 4.2. Stop Transfer Instruction. The Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions of transfer set forth in Section
4.1 above.

                 Section 4.3. Furnishing of Information. For so long as the Purchaser owns Shares or Underlying Shares, the Company covenants to timely file (or obtain valid extensions in respect thereof) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Purchaser with true and complete copies of all such filings. If the Company is not at the time required to file reports pursuant to such sections, it will prepare and furnish to the Purchaser annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act.

                 Section 4.4.  [INTENTIONALLY OMITTED]

                 Section 4.5. Increase in Authorized Shares. At such time as the Company would be, if (with respect to the Shares) a notice of conversion or (with respect to the Warrants) form of election to purchase were to be delivered on such date, precluded from converting at least 135% of the full number of Shares that remain unconverted, or from exercising each entire Warrant, at such date due to the unavailability of authorized but unissued or re-acquired Common Stock, the Board of Directors of the Company shall promptly (and in any case within 14 Business Days from such date prepare and mail to the shareholders of the Company proxy materials requesting authorization to amend the Company's certificate of incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to at least 60,000,000 shares. In connection therewith, the Board of Directors shall (a) adopt proper resolutions authorizing such increase, (b) recommend to and otherwise use its best efforts to promptly and duly obtain stockholder approval to carry out such resolutions (and hold a special meeting of the shareholders no later than the 30th day after delivery of the proxy materials relating to such meeting) and
(c) within 5 Business Days of obtaining such shareholder authorization, file an appropriate amendment to the Company's certificate of incorporation to evidence such increase.

                 Section 4.6. Blue Sky Laws. In accordance with the Registration Rights Agreement, the Company shall qualify the Underlying Shares under the securities or Blue Sky laws of such jurisdictions as the Purchaser may reasonably request and continue such qualification at all times until the earlier of (i) the date the Underlying Shares Registration Statement is no longer effective pursuant to the Registration Rights Agreement or (ii) Purchaser notifies the Company in writing that it no longer owns any Shares, the Warrants or Underlying Shares; provided, however, that neither the Company nor its Subsidiaries shall be required in connection therewith to qualify as a foreign corporation where they are not now so qualified.

                 Section 4.7. Integration. The Company shall not and shall use its best efforts to ensure that no Affiliate shall sell, offer for sale or solicit offers to buy security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares, the Warrants or the Underlying Shares in a manner that would require the registration under the Securities Act of the sale of the Shares, the Warrants or Underlying Shares to the Purchaser.

                 Section 4.8.  Solicitation Materials.  The Company shall not
(i) distribute any offering materials in connection with the offering and sale of the Shares, the Warrants or Underlying Shares and any amendments and supplements thereto prepared in compliance herewith or (ii) solicit any offer to buy or sell the Shares, the Warrants or Underlying Shares by means of any form of general solicitation or advertising.

                 Section 4.9. Right of First Refusal; Subsequent Registrations; Certain Corporate Actions. (a) The Company shall not, directly or indirectly, without the prior written consent of the Purchaser, offer, sell, grant any option to purchase, or otherwise dispose (or announce any offer, sale, grant or any option to purchase or other disposition) of any of its or its Affiliates equity or equity-equivalent securities at a price which is on the face thereof or implied therein, less than either the market price or fair market value for such securities (a "Subsequent Financing") for a period of 180 days after the later to occur of the Initial Closing Date or the Subsequent Closing Date, except (i) the granting of options to employees, officers and directors, and the issuance of shares upon exercise of options granted, under any stock option plan heretofore or hereinafter duly adopted by the Company,
(ii) shares of Common Stock issued upon exercise of any currently outstanding warrants and upon conversion of any currently outstanding convertible preferred stock in each case disclosed in Schedule 3.1(c), (iii) shares of Common Stock issued for the acquisition of another company by the Company by merger, purchase of substantially all of the assets of such company, or other reorganization resulting in the ownership by the Company of more than 50% of the voting power of such company, and (iv) shares of Common Stock issued upon conversion of Shares in accordance herewith and the Certificate of Designation, unless (A) the Company delivers to Encore a written notice (the "Subsequent Financing Notice") of its intention to effect such Subsequent Financing, which Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder, the Person with whom such Subsequent Financing shall be effected, and an executed term sheet or similar document relating thereto shall be attached to such Subsequent Financing Notice and (B) Encore shall not have notified the Company by 5:00 p.m. (Eastern Time) on the seventh Business Day after its receipt of the Subsequent Financing Notice of its willingness to designate the Purchaser or another fund managed by Encore to provide financing to the Company on substantially the terms set forth in the Subsequent Financing Notice and to cause such managed fund to provide such Subsequent Financing within 20 Business Days after its receipt of the Subsequent Financing Notice, subject to completion of mutually satisfactory final documentation for such Subsequent Financing. If Encore shall fail to notify the Company of its intention to commit within such time period, the Company may effect the Subsequent Financing substantially upon the terms and to the Persons (or Affiliates of such Persons) set forth in the Subsequent Financing Notice; provided, that the Company shall provide Encore with a second Subsequent Financing Notice, and Encore shall again have the right of first refusal set forth above in this paragraph (a), if the Subsequent Financing subject to the initial Subsequent Financing Notice shall not have been consummated for any reason on substantially the terms set forth in such Subsequent Financing Notice within 60 Business Days after the date of the initial Subsequent Financing Notice with the Person (or an Affiliate of such Person) identified in the Subsequent Financing Notice.

                 (b) Except Underlying Shares and other "Registrable Securities" (as such term is defined in the Registration Rights Agreement) to be registered in accordance with the Registration Rights Agreement and as set forth in Schedule 3.1(c), the Company shall not, without the prior written consent of the Purchaser, (i)issue or sell any of its or any of its Affiliates' equity or equity-equivalent securities pursuant to Regulation S promulgated under the Securities Act, or (ii) register for resale any securities of the Company, in either case of (i) or (ii) above, for a period of not less than 90 days after the date that the Underlying Shares Registration Statement is declared effective by the Commission. Any days that the Purchaser is unable to sell Underlying Shares under the Underlying Shares Registration Statement as a result of the failure of the Underlying Shares Registration Statement being effective and not subject to any suspension or blackout; any action taken by the Company to prevent such ability to sell Underlying Shares under the Underlying Shares Registration Statement; or a delisting or a suspension of trading of the Common Stock, shall be added to such 90 day period for the purposes of (i) and (ii) above.

                 (c) As long as there are Shares outstanding, the Company shall not and shall cause the Subsidiaries not to, without the consent of the Purchaser, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Purchaser; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock other than as to the Underlying Shares; or (iii) enter into any agreement with respect to any of the foregoing.

                 Section 4.10. Purchaser Ownership of Common Stock. The Purchaser may not use its ability to convert Shares hereunder or under the terms of the Certificate of Designation to the extent that such conversion would result in the Purchaser beneficially owning (for

\purposes of Rule 13d-3 under the Exchange Act) more than 4.9% of the outstanding shares of the Common Stock; provided, however, that if ten days shall have elapsed since the Purchaser has declared an event of default under any Transaction Document and such event shall not have been cured to the Purchaser's satisfaction prior to the expiration of such ten-day period, the provisions of this Section 4.10 shall be null and void ab initio.

                 Section 4.11. Listing of Underlying Shares. The Company shall (a) not later than the fifth Business Day following the Initial Closing Date, prepare and file with the American Stock Exchange (and each other national securities exchange or market on which the Common Stock is then listed) an additional shares listing application covering at least 2,600,000 Underlying Shares, (b) take all steps necessary to cause such shares to be approved for listing on such exchanges and markets as soon as possible thereafter, and (c) provide to the Purchaser evidence of such filing and listing, and the Company shall maintain the listing of its Common Stock on such exchange.

                 Section 4.12. Purchaser's Rights if Trading in Common Stock is Suspended or Delisted. If at any time within the three-year period after the last to occur of the Initial Closing Date or Subsequent Closing Date, if any, trading in the shares of the Common Stock is suspended on or delisted from the American Stock Exchange or any other principal market or exchange for such shares (other than as a result of the suspension of trading in securities on such market or exchange generally or temporary suspensions pending the release of material information) for more than three Trading Days, at the Purchaser's option exercisable by five Business Days prior written notice to the Company, the Company shall redeem all Shares and Underlying Shares then held by the Purchaser, at an aggregate purchase price equal to the sum of (I) the number of Shares then held by the Purchaser multiplied by the product of (1) the average Per Share Market Value for the five (5) Trading Days immediately preceding (a) the day of such notice or (b) the date of payment in full of the redemption price calculated under this Section 4.12, whichever is greater, multiplied by
(2) the Conversion Ratio on the date of the repurchase notice, (II) the number of Underlying Shares then held by the Purchaser multiplied by the average Per Share Market Value for the five (5) Trading Days immediately preceding (A) the date of the notice or (B) the date of payment in full by the Company of the redemption price calculated under this Section 4.12, whichever is greater, and
(III) interest on the amounts set forth in I - II above accruing from the 5th day after such notice until the redemption price under this Section 4.12 is paid in full at the rate of 15% per annum.

                 Section 4.13. No Violation of Applicable Law. Notwithstanding any provision of this Agreement to the contrary, if any redemption of Shares or Underlying Shares otherwise required under the Transaction Documents would be prohibited by the relevant provisions of the Delaware General Corporation Law, such redemption shall be effected as soon as it is permitted under such law; provided, however, that, interest payable by the Company with respect to any such redemption shall continue to accrue in accordance with Section 4.12 during any such period.

                 Section 4.14. Redemption Restrictions. Notwithstanding any provision of this Agreement to the contrary, if any redemption of Shares or Underlying Shares otherwise required under this Agreement would be prohibited in the absence of consent from any lender of the Company or of any Subsidiary, or by the holders of any class of securities of the Company, the Company shall use its best efforts to obtain such consent as promptly as practicable after the redemption is required. Interest payable by the Company with respect to any such redemption shall continue to accrue in accordance with Section 4.12 until such consent is obtained. Nothing contained in this Section shall be construed as a waiver by the Purchaser of any rights it may have by virtue of any breach of any representation or warranty of the Company herein as to the absence of any requirement to obtain any such consent.

                 Section 4.15. Notice of Breaches. Each of the Company and the Purchaser shall give prompt written notice to the other of any breach of any representation, warranty or other agreement contained in any Transaction Document, as well as any events or occurrences arising after the date hereof and prior to the Subsequent Closing Date, which could reasonably be likely to cause any representation or warranty or other agreement of such party, as the case may be, contained therein to be incorrect or breached as of the Subsequent Closing Date. However, no disclosure by either party pursuant to this Section shall be deemed to cure any breach of any such representation, warranty or other agreement. Neither the Company, any Subsidiary nor the Purchaser will take, or agree to commit to take, any action that is intended to make any representation or warranty of the Company or the Purchaser, as the case may be, contained in the Transaction Documents inaccurate in any respect at either the Initial Closing Date or the Subsequent Closing Date.

                 Notwithstanding the generality of the foregoing, the Company shall promptly notify the Purchaser of any notice or claim (written or oral) that it receives from any lender of the Company to the effect that the consummation of the transactions contemplated by any of the Transaction Documents violates or would violate any written agreement or understanding between such lender and the Company, and the Company shall promptly furnish by facsimile to the holders of the Shares a copy of any written statement in support of or relating to such claim or notice.

                 Section 4.16. Conversion Procedures. Exhibit D attached hereto sets forth the procedures with respect to the conversion of the Shares and exercise of the Warrants, including any forms of conversion and or exercise notice to be provided upon conversion or exercise, as the case may be, instructions as to the procedures for conversion, the form of legal opinion, if necessary, that shall be rendered to the Company's transfer agent and such other information and instructions as may be reasonably necessary to enable the Purchaser to exercise its rights of conversion and exercise smoothly and expeditiously, which are not otherwise specified in this Agreement, the Shares or the Warrants.

                 Section 4.17. Conversion and Exercise Obligations of the Company. The Company covenants to honor conversions of the Shares and exercises of the Warrants, and to deliver Underlying Shares, each in accordance with the terms and conditions and time periods set forth in the Certificate of Designation and the Warrants.

                 Section 4.18. Use of Proceeds. The Company shall use all of the net proceeds from the placement of the securities offered hereby for working capital purposes and not for the satisfaction of any portion of Company debt (other than under the Foothill Facility) or to redeem any Company equity or equity-equivalent securities. Pending their permitted application, the Company will invest such proceeds in interest bearing accounts and short-term, interest bearing securities.


                                   ARTICLE V

                                 MISCELLANEOUS

                 Section 5.1. Fees and Expenses. Except as set forth in the Registration Rights Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Shares and the Warrants (and upon conversion or exercise thereof, the Underlying Shares) pursuant hereto. The Purchaser shall be responsible for its own tax liability that may arise as a result of the investment hereunder or the transactions contemplated by this Agreement.

                 Section 5.2. Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto, the Escrow Agreement, the Certificate of Designation, the Registration Rights Agreement (together with the respective Exhibits and Schedules thereto), the Warrants and that certain letter agreement between the Company and the Purchaser, dated the date hereof and relating to the Foothill Facility, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

                 Section 5.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of
(i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (New York City time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 4:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

        If to the Company:       Phoenix Network, Inc.
                                 1687 Cole Blvd.
                                 Golden, CO  80401
                                 Facsimile No.:  (303) 205-3511
                                 Attn:  Chief Executive Officer

           With copies to:       Slivka Robinson Waters & O'Dorisio, P.C.
                                 1099 18th St., Suite 2600
                                 Denver, CO  80202-1926
                                 Facsimile No.:  (303) 297-2750
                                 Attn:  Ernest J. Panasci

                If to JNC:       JNC Opportunity Fund Ltd.
                                 Olympia Capital (Cayman) Ltd.
                                 c/o Olympia Capital (Bermuda) Ltd.
                                 Williams House
                                 20 Reid Street
                                 Hamilton HM11
                                 Bermuda
                                 Facsimile No.:  (441) 295-2305
                                 Attn:  Philip Pedro

           with copies to:       Encore Capital Management, L.L.C.
                                 12007 Sunrise Valley Drive
                                 Suite 460
                                 Reston, VA  20191
                                 Facsimile No.: (703) 476-7711
                                 Attn:  Neil Chau

                                             - and -

                                 Robinson Silverman Pearce Aronsohn &
                                       Berman LLP
                                 1290 Avenue of the Americas
                                 New York, NY  10104
                                 Facsimile No.:  (212) 541-4630
                                 Attn:  Eric L. Cohen


or such other address as may be designated in writing hereafter, in the same manner, by such Person.

                 Section 5.4. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Purchaser, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                 Section 5.5. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                 Section 5.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that the Purchaser may assign its rights under any Transaction Document to an Affiliate thereof or to a managed account of either the Purchaser or such Affiliate, provided, that such assignee demonstrates to the reasonable satisfaction of the Company its satisfaction of the representations and warranties set forth in Section 3.2 herein. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

                 Section 5.7. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and, other than with respect to the rights specified under Section 4.9, which are intended for the benefit of, and may be enforced by, Encore, and other than permitted assignees under Section 5.6, is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

                 Section 5.8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

                 Section 5.9. Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the agreements and covenants of the parties contained in Article IV and this Article V shall survive the Closing Dates (or any earlier termination of this Agreement) and any conversion of Shares and exercise of Warrants hereunder until five (5) years after the date hereof.

                 Section 5.10. Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

                 Section 5.11. Publicity. The Company and the Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other party with prior notice of such public statement.

                 Section 5.12. Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

                 Section 5.13. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser will be entitled to specific performance of the obligations of the Company under this Agreement and the Company will be entitled to specific performance of the obligations of the Purchaser hereunder with respect to the subsequent transfer of Shares and the Underlying Shares. Each of the Company and the Purchaser agrees that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
                            SIGNATURE PAGE FOLLOWS]

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.



                                       Company:

                                       PHOENIX NETWORK, INC.


                                       By: /s/ Wallace M. Hammond
                                          ----------------------------------
                                          Name:   Wallace M. Hammond
                                          Title: President and CEO


                                       Purchaser:

                                       JNC OPPORTUNITY FUND LTD.


                                       By: /s/ Philip C. Pedro
                                          ----------------------------------
                                          Name:   Philip C. Pedro
                                          Title:   Secretary